Exhibit 10.1

August 7, 2024

Mr. Chris Griffin,

Chief Executive Officer, Hover Energy LLC,

3811 Turtle Creek Blvd.,Suite 560

Dallas, TX 75219.

‘Heads of Terms’ for Joint Business Venture

Dear Chris,

In furtherance of our recent discussions over the past several weeks. this Letter provides the preliminary terms of a joint business venture between Hover Energy LLC and its affiliates (“Hover”) and Alternus Clean Energy and its affiliates (“ALCE”), (individually as “Party”, collectively “the Parties”) for the financing, development, management and operation of ‘Microgrid Projects’ utilizing Hover Wind-Powered Microgrid™ technology as required.

Hover Programs:

HOVER develops microgrids that combines wind, solar, and storage to deliver a reliable, high volume of power (the “Programs”). Due to its high energy density, Hover’s Wind-Powered Microgrid™ can provide an optimal solution for the built environment and island communities, which have limited area within to create onsite power. At the heart of the Hover microgrid is a smart. or more accurately defined, ‘intelligent’, Renewable Energy Router™ integrated energy management system (lEMS), which combines the energy generated by both wind (AC) and solar (DC) into one clean, 480V 3-Phase power stream.

Alternus Programs:

Alternus is an international independent power producer with offices across Europe and in the United States. Alternus is listed on the Nasdaq with ticker ALCE. Success is built on long-term relationships with landowners, developers, and power off-takers. Alternus and its affiliates are made up of industry leaders and extremely passionate individuals spread across Europe and the US, all focused on delivering optimum renewable energy projects for all parties involved.

1.	Existing Agreements; ALCE Stock: In consideration of the market and economic changes that have occurred since the Parties execution of the Strategic Alliance Agreement between Hover and Alt Alliance LLC (an Alternus Affiliate owned by Alternus Clean Energy Inc. Nasdaq: ALCE) dated on or about August 23, 2023 (the “SAA”), and the execution of this Letter Agreement, both Parties hereby mutually agree that:

a.	The SAA shall be amended and extended to (i) remove the requirement on Alt Alliance LLC or Alternus company, to pay $500,000 cash payment under the current terms. (ii) extend the current term to 3 years and (iii) that the SAA will terminate commensurate with the completion and formation of the contemplated JV company. There will be no further penalty to either Party, and each Party shall release the other from any obligations thereunder and each Party shall waive all claims or related rights thereunder, on signing of this agreement. In the event the Parties fail to consummate the JV, the SAA will continue under the amended terms as above.

Alternus Clean Energy, Inc., 360 Kingsley Park Drive, Suite 250, Fort Mill, SC 29715
EIN: 87-1431377

b.	In order to induce Hover to amend the SAA as above and to enter into the JV, the Parties have agreed a non-refundable fee of USD $2.0 million payable in ALCE shares. On the signing of this agreement, ALCE will issue 5 million restricted ALCE shares to Hover (the “Hover Share Assignment”) either from a new issuance from ALCE directly or by transfer from existing ALCE shares owned by Alternus Energy Group (AEG). Such shares are to be delivered within 5 business days after the Securities and Exchange Commission (SEC) declares the current S1/A effective. Hover will become the beneficial owner of such shares on delivery. The sales restriction will apply for an initial 6-month term and thereafter HOVER, or its assigns or transferees, will be free to trade 33% of the shares, with the remainder available I2 months after issuance.

c.	The Parties shall complete the amendment to the SAA and ALCE will issue the Hover Share Assignment concurrently with the execution of this Letter Agreement.

2.	Joint Venture Heads of Terms

Building on the current partnership, the Parties intend to originate, develop, construct, sell and/or operate microgrid projects globally - with initial target markets being the US and Europe - based on a develop-to-own or, in some cases, develop-to-sell model. The Parties have proposed the initial terms for the structure to be incorporated into the JV after further discussion between the parties. The structure shall provide Hover with enhanced funding capabilities to enable an expansion of the business and is intended to provide ALCE with a strong foothold in the Microgrid industry.

The Parties agree to the following Heads of Terms to form the new Joint Venture entity:

a.	Equity Ownership: ALCE 51% and Hover 49%.

b.	Contributions: ALCE will issue 3.500,000 shares (additional to the Hover Share Assignment) to Hover at Closing. Hover will contribute 100% of its project pipeline as outlined in Exhibit A and to be revised at the time. If the average price of ALCE stock is less than $1.00 for the 10 trading days prior to the close of the market on the 1-year anniversary of the effective date of such transfer, Alternus will issue an additional 2,500,000 shares to Hover. If issued, Hover will use these 2,500,000 shares as required to attract new investment into the JV from existing and/or new investors and contribute to SGA of the JV.

c.	Board of Managers: 4 Managers; 2 appointed by Alternus and 2 appointed by Hover.

d.	Officers: The JV CEO shall be Chris Griffin.

e.	Project Development Budget: JV to fund all JV Project development expenses as agreed in the operating budget to be agreed prior to execution of the JV Operating Agreement, but understood to be at least $3 million in the first year. Each Member to fund its pro rata share of the Operating Budget. Subsequent annual operating budgets will be agreed by the Board of Managers.

f.	Distributions: Quarterly, as directed by the Board of Managers.

Alternus Clean Energy, Inc., 360 Kingsley Park Drive, Suite 250, Fort Mill, SC 29715
EIN: 87-1431377

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g.	Equipment Supply Agreement (“ESA”): Parties shall enter into a suitable ESA concurrently with the execution of the JV Operating Agreement. A Cost + structure is contemplated.

h.	Management: The Hover development team shall manage the JV at the direction of the Board of Managers. A Management Fee Agreement will be executed concurrently with the JV Operating Agreement.

i.	Reporting: Monthly

3.	Governing Law.

This letter of intent shall be governed by and construed in accordance with the laws of the State of New York without regard to choice of law provisions.

4.	Non-Disclosure.

Except as required by law or in response to a request by regulatory or judicial authorities having jurisdiction over the applicable Party, neither Party will disclose to any third party the terms of the proposed transaction or the nature of the discussions between the Parties without the prior written permission of the other Party, other than information regarding the proposed transaction which becomes generally available to the public without violation of the terms hereof; provided, that no Party is precluded by this Letter of Intent from confidential discussions with such Party’s stockholders, key employees, legal counsel, accountants, banks, representatives and agents as reasonably deemed necessary by such Party, respectively, to facilitate the proposed transaction.

The Parties will cooperate and agree to allow disclosure and joint press releases to the public markets upon mutual consent, which will not be unreasonably withheld.

5.	This Letter Agreement and the terms provided herein shall be binding on the Parties until the execution of a definitive JV Operating Agreement. This Agreement shall terminate on the earlier of (i) the mutual written agreement of the Parties, or (ii) full execution of a definitive Joint Venture Operating Agreement. The Parties agree that full execution of a definitive JV Operating Agreement should occur by August 31’\ 2024, and no later than December 31, 2024, unless parties mutually agree to extend this deadline.

Alternus Clean Energy, Inc., 360 Kingsley Park Drive, Suite 250, Fort Mill, SC 29715
EIN: 87-1431377

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Please indicate your acceptance of and agreement to the terms and conditions herein by signing below.

Sincerely,

ALTERNUS ENERGY GROUP PLC.

By:	/s/ Vincent Browne
Name:	Vincent Browne
Title:	CEO

Accepted and agreed as of the date first written above:

HOVER ENERGY LLC

By:	/s/ Christopher Griffin
Name:	Christopher Griffin
Title:	Chief Executive Officer

Alternus Clean Energy, Inc., 360 Kingsley Park Drive, Suite 250, Fort Mill, SC 29715
EIN: 87-1431377

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